Exhibit 99.1

SPESCOM SOFTWARE COMPLETES $2.2 MILLION PRIVATE PLACEMENT

Funding will Accelerate Expansion of Sales and Marketing Activities to Capitalize on
New Market Opportunities

SAN DIEGO, CA, November 11, 2004 — Spescom Software Inc. (OTCBB: SPCO.OB), a leading developer of enterprise content and configuration management solutions, announced today that it has completed a private placement with Mercator Advisory Group, LLC, and Monarch Pointe Fund, Ltd., to raise a total of $2.2 million in new financing. The announcement was made by Spescom Chief Executive Officer Carl Mostert.

Under the terms of the financing, the Company issued 2,200 shares of convertible preferred stock, and warrants, which expire November 5, 2007, to purchase 2.75 million shares of common stock at $0.44 per share.  The preferred stock is convertible into shares of common stock at a conversion price that can vary within a range determined by the trailing revenues of the last four fiscal quarters reported by the Company.  The range is from 5.5 million shares, if the trailing four quarters revenues are greater than $10 million, up to 7,333,334 shares of common stock if the trailing four quarters revenues are equal to or less than $9 million.

The aggregate purchase price of the preferred stock and warrants issued in the financing is $2.2 million.

“We are very excited about our involvement with Mercator and its affiliates as it clearly validates our strategic initiatives.  We believe that the additional funding will enable Spescom to significantly accelerate its marketing and sales efforts,” said Mr. Mostert.  “With this expansion and the strong differentiators in the Company’s software product, we believe the Company is now better positioned to capitalize on its significant pipeline of sales opportunities.”

Of the total $2.2 million, $1.65 million was paid by the investors on November 5, 2004. An additional $550,000 is payable to the Company within two days after the Company files a registration statement with the Securities and Exchange Commission (SEC) for the resale of the common stock into which the preferred stock is convertible, as well as for the 2.75 million shares issuable under the warrants.  The Company has agreed to use commercially reasonable efforts to file the registration statement by December 5, 2004.

Cappello Capital Corp. acted as financial advisor to the Company in connection with this transaction and received a fee of $176,000. Cappello will also receive a warrant to purchase a number of common shares equal to 10% of the shares into which the securities issued in the transaction are convertible, at a price equal to the price paid by the purchasers.

About Spescom Software Inc.

Spescom Software (OTCBB: SPCO) delivers information management solutions that capture, manage and control all enterprise content in large-scale computing and networked systems in a broad range of businesses and industries.  Spescom’s solutions provide uniquely clear information to users, delivered in context to the various assets, products and processes that the information relates to, resulting in improved customer satisfaction, higher productivity and increased levels of safety and data security. Spescom achieves this through its tightly integrated suite of document, configuration and records management technologies, combined with a powerful workflow capability. Our solutions enable the identification of all critical enterprise information, the effective management of information change and other business processes, as well as the maintenance of records to ensure regulatory compliance. Key customers include Constellation Energy, Continental Express, AmerenUE, the Cities of Las Vegas, Nev., and Dayton, Oh. Lloyds Register, United Space Alliance, Entergy, Northeast Utilities, London Underground, Network Rail and many others.  For more information, visit www.spescomsoftware.com.

Cautionary Language

Except for historical information contained herein, the matters set forth in this release include forward-looking statements that are dependent on certain risks and uncertainties, including such factors, among others, as market acceptance, market demand, pricing, changing regulatory environment, the effect of the company’s accounting policies, potential seasonality and other risk factors detailed in the company’s SEC filings.

Company Contacts:

Carl Mostert, CEO

Spescom Software Inc.

(858) 625-3000

John Low, CFO

Spescom Software Inc.

(858) 625-3000